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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Sealed Air Corporation:

    We consent to incorporation by reference in this Registration Statement on Form S-8 of Sealed Air Corporation of our reports dated January 24, 2002, relating to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in or are incorporated by reference in Sealed Air Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ KPMG LLP
KPMG LLP
Short Hills, New Jersey
May 24, 2002